2350 N. Sam Houston Parkway East Suite 125 Houston, Texas 77032 (281) 618-4700 Fax: (281) 618-4820

NEWS RELEASE

SOUTHWESTERN ENERGY ANNOUNCES RECORD

THIRD QUARTER 2008 RESULTS

Houston, Texas – October 30, 2008…Southwestern Energy Company (NYSE: SWN) today announced financial and operating results for the third quarter of 2008. Highlights include:

•

Record production of 52.8 Bcfe, up 76% over the same period in 2007

•

Record net income of $218.2 million, up 328% from the same period in 2007

•

Record net cash provided by operating activities before changes in operating assets and liabilities from continuing operations (a non-GAAP measure reconciled below) of $312.1 million, up 98% from the same period in 2007

For the third quarter of 2008, Southwestern reported net income of $218.2 million, or $0.63 per diluted share, up from $51.0 million, or $0.15 per diluted share, for the same period in 2007. Results during the third quarter of 2008 include an after-tax gain on sale from the company’s utility assets of $35.5 million, or $0.10 per diluted share. Net cash provided by operating activities before changes in operating assets and liabilities (a non-GAAP measure; see reconciliation below), was $312.1 million for the third quarter of 2008, up from $157.7 million for the same period in 2007. The company’s third quarter financial results were driven primarily by the positive effect on earnings of the significant growth in production volumes from Southwestern’s Fayetteville Shale play and higher realized natural gas prices.

“This was a great quarter for Southwestern Energy,” stated Harold M. Korell, Chief Executive Officer of Southwestern. “Our financial results were outstanding and in our Fayetteville Shale play we continue to see significant improvements in well performance as we implement new completion techniques across the play. As a result, gross operated daily production volumes have risen to approximately 600 MMcf per day at September 30, up from about 260 MMcf per day a year ago.”

“I am also very pleased to report that our financial position and balance sheet are both in great shape,” Korell continued. “At the end of the quarter, we had over $425 million of cash and cash equivalents on hand, had reduced our debt-to-total capitalization ratio to 25% down from 37% at the end of 2007, and our $1 billion unsecured credit facility was completely undrawn. We expect to end the year with one of the strongest balance sheets in our history. While we understand that these are uncertain times in our economy, we believe that Southwestern Energy, with our low cost operations and the financial strength and

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flexibility to pursue highly accretive drilling programs, is well-positioned to add significant value for our shareholders.”

Net income for the nine months ended September 30, 2008 was $463.7 million, or $1.34 per diluted share, up from $149.5 million, or $0.43 per diluted share, for the same period in 2007. Net income for the first nine months of 2008 includes an after-tax gain on sale from the company’s utility assets of $35.5 million, or $0.10 per diluted share. Net cash provided by operating activities before changes in operating assets and liabilities (non-GAAP; see reconciliation below) was $884.1 million for the first nine months of 2008, up from $446.9 million for the same period in 2007.

In the second quarter of 2008, the company completed the sale of 55,631 net acres, or approximately 6% of its total net acres in the Fayetteville Shale play, for approximately $518.3 million. Production from the acreage sold was approximately 10.5 MMcf per day at the time of the sale. Effective July 1, 2008, the company closed the previously announced sale of its utility, Arkansas Western Gas Company (AWG), to SourceGas, LLC. Southwestern received $223.5 million and, in order to receive regulatory approval for the sale and certain related transactions, paid $9.8 million to AWG for the benefit of its customers. The company recorded a pre-tax gain on the sale of $57.3 million in the third quarter of 2008. As a result of the sale of the utility, the company is no longer engaged in natural gas distribution operations. Additionally, the company sold various oil and gas properties in the Gulf Coast and the Permian Basin for approximately $240 million in the aggregate, with approximately $21 million expected to be collected in the fourth quarter of 2008. Proceeds from the sales of oil and gas properties are credited to the full cost pool. These announced sales represent all of the company’s planned 2008 divestitures and, once all have closed, are expected to result in gross proceeds of approximately $1.0 billion.

Third Quarter 2008 Financial Results

E&P Segment - Operating income from the company’s E&P segment was $280.6 million for the third quarter of 2008, up 216% from $88.9 million for the same period in 2007. The increase in revenues resulting from the growth in production volumes and higher gas prices was partially offset by increased operating costs.

Southwestern’s natural gas and crude oil production totaled 52.8 Bcfe for the third quarter of 2008, up 76% from 30.0 Bcfe for the third quarter of 2007. The increase resulted from increased production from the Fayetteville Shale play which totaled 37.2 Bcf for the third quarter of 2008, compared to 14.7 Bcf for the same period in 2007.

Southwestern has increased its production guidance for the fourth quarter of 2008 to 53.0 to 55.0 Bcfe, up from 50.0 to 52.0 Bcfe. Southwestern’s total oil and gas production guidance for 2008 of 190.0 to 192.0 Bcfe represents an increase of approximately 68% over the company’s 2007 oil and gas production. Of this total, approximately 127.0 to 130.0 Bcf is expected to come from the Fayetteville Shale. The company’s fourth quarter production guidance includes the effect of its oil and gas property sales and its anticipated restrictions on Fayetteville Shale production due to the delay in the completion of the Fayetteville Lateral portion of the Texas Gas Transmission Pipeline (Boardwalk). The Fayetteville Lateral, which was originally anticipated to be in-service in the third quarter of

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2008, is now expected to be completed late in the fourth quarter.

Southwestern’s average realized gas price was $8.56 per Mcf for the third quarter of 2008, including the effect of hedges, compared to $6.66 per Mcf for the third quarter of 2007. The company’s commodity hedging activities decreased its average gas price by $0.26 per Mcf during the third quarter of 2008, compared to an increase of $1.17 per Mcf during the third quarter of 2007. As of October 24, 2008, Southwestern had NYMEX fixed price hedges in place on notional volumes of 11.5 Bcf of its fourth quarter 2008 gas production at an average price of $8.39 per MMBtu and collars in place on notional volumes of 17.0 Bcf of its fourth quarter 2008 gas production at an average floor and ceiling price of $7.76 and $10.70 per MMBtu, respectively. Late in the third quarter of 2008, locational basis differentials on Centerpoint East began widening above historical averages as a result of the delay in the construction of the Boardwalk Pipeline. The continued delay of the pipeline could further adversely impact locational differentials for production from the Arkoma Basin. As of October 24, 2008, the company has basis protected on approximately 43 Bcf of its fourth quarter 2008 expected gas production, through financial hedging activities and physical sales arrangements, at a differential to NYMEX gas prices of approximately $0.90 to $1.00 per Mcf.

Southwestern’s average realized oil price was $125.33 per barrel for the third quarter of 2008, compared to $72.52 per barrel for the third quarter of 2007. For calendar year 2008, the company has not hedged any of its expected crude oil production.

Lease operating expenses for the company’s E&P segment were $0.96 per Mcfe for the third quarter of 2008, compared to $0.67 per Mcfe for the third quarter of 2007. The increase was driven by higher per unit costs associated with gathering and compression costs in the company’s Fayetteville Shale operations, including the impact of higher natural gas prices on the cost of compression fuel. Southwestern’s fourth quarter operating cost guidance ranges between $0.92 and $0.97 per Mcfe.

General and administrative expenses for the company’s E&P segment were $0.33 per Mcfe for the third quarter of 2008, compared to $0.46 per Mcfe for the third quarter of 2007. The decrease was primarily due to the effects of increased production volumes which more than offset increased incentive compensation, payroll and related costs associated with the expansion of the company’s E&P operations due to the Fayetteville Shale play. Southwestern’s fourth quarter general and administrative expense guidance ranges between $0.32 and $0.37 per Mcfe.

Taxes other than income taxes were $0.15 per Mcfe for the third quarter of 2008, compared to $0.11 per Mcfe for the third quarter of 2007, primarily due to the change in the mix of the company’s production volumes. Southwestern’s fourth quarter guidance for taxes other than income taxes ranges between $0.15 and $0.20 per Mcfe.

The company’s full cost pool amortization rate was $1.86 per Mcfe for the third quarter of 2008, compared to $2.56 per Mcfe for the third quarter of 2007. The decline in the average amortization rate was primarily the result of sales of oil and gas properties in the second and third quarters of 2008, the proceeds of which were credited to the full cost pool. The amortization rate is impacted by timing and amount of reserve additions and the costs

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associated with those additions, revisions of previous reserve estimates due to both price and well performance, write-downs that result from full cost ceiling tests, proceeds from the sale of properties that reduce the full cost pool and the levels of costs subject to amortization. The future full cost pool amortization rate cannot be predicted with accuracy due to the variability of each of the factors discussed above, as well as other factors.

Midstream Services - Operating income for the company’s midstream services segment, which is comprised of natural gas marketing and gathering activities, was $18.3 million for the third quarter of 2008, up from $4.1 million for the third quarter of 2007. The increase in operating income was primarily due to higher gathering revenues and an increase in the margin from gas marketing activities, partially offset by increased operating costs and expenses. At September 30, 2008, Midstream Services was gathering approximately 675 MMcf per day through 793 miles of gathering lines in the Fayetteville Shale play area, up from approximately 250 MMcf per day a year ago. Gathering volumes, revenues and expenses for this segment are expected to continue to grow as reserves related to the company’s Fayetteville Shale play are developed and production increases.

During the third quarter of 2008, production restrictions in the Fayetteville Shale began to arise due to the delay in the completion of the Fayetteville Lateral of the Boardwalk Pipeline. Due to construction difficulties, the Fayetteville Lateral, which was anticipated to be in-service by late in the third quarter, is now anticipated to be in-service late in the fourth quarter. Midstream Services has 500,000 MMBtu per day of initial firm capacity on the Boardwalk Pipeline, increasing to 800,000 MMBtu per day by 2010.

On September 30, 2008, a subsidiary in the midstream services segment signed a precedent agreement with Fayetteville Express Pipeline LLC, a joint venture of Kinder Morgan and Energy Transfer, under which the subsidiary has committed up to 1,200,000 dekatherms per day of firm capacity after the pipeline is in-service, which is expected to be in late 2010 or early 2011.

First Nine Months of 2008 Financial Results

E&P Segment - Operating income for the E&P segment was $661.4 million for the first nine months of 2008, up from $244.5 million for the first nine months of 2007. The increase was primarily due to a 74% increase in production volumes and higher realized natural gas prices.

Gas and oil production totaled 137.0 Bcfe for the first nine months of 2008, compared to 78.7 Bcfe for the first nine months of 2007. The increase was due to increased production from the company’s Fayetteville Shale play. Net production from the company’s Fayetteville Shale play was 90.4 Bcf for the first nine months of 2008, compared to 33.6 Bcf for the first nine months of 2007.

Southwestern’s average realized gas price was $8.19 per Mcf, including the effect of hedges, for the first nine months of 2008 compared to $6.75 per Mcf for the first nine months of 2007. The company’s hedging activities decreased the average gas price realized for the first nine months of 2008 by $0.64 per Mcf, compared to an increase of $0.62 per Mcf for the first nine months of 2007. Disregarding the impact of commodity price

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hedges, the company’s average price received for its gas production during the first nine months of the year 2008 was approximately $0.90 per Mcf lower than average NYMEX spot prices. Southwestern’s average realized oil price was $112.37 per barrel for the first nine months of 2008, compared to $62.58 per barrel for the first nine months of 2007.

Lease operating expenses for the company’s E&P segment were $0.90 per Mcfe for the first nine months of 2008, compared to $0.71 per Mcfe for the first nine months of 2007. The increase was due to increases in gathering and compression costs, including the impact of higher natural gas prices on the cost of compression fuel, the majority of which relates to the company’s operations in the Fayetteville Shale play.

General and administrative expenses for the company’s E&P segment were $0.38 per Mcfe for the first nine months of 2008, compared to $0.47 per Mcfe for the first nine months of 2007. The decrease was primarily due to growth in the company’s production volumes. Southwestern added 159 new employees in the first nine months of 2008.

Taxes other than income taxes per unit of production were $0.15 per Mcfe for the first nine months of 2008, compared to $0.19 per Mcfe for the first nine months of 2007, primarily due to the effects of a changing mix of production and the accrual of severance tax refunds related to the company’s East Texas production.

The company’s full cost pool amortization rate was $2.03 per Mcfe for the first nine months of 2008, down from $2.41 per Mcfe for the first nine months of 2007. The reduction was primarily due to the effect of the net proceeds from the sale of oil and gas properties and reserves during the second and third quarters of 2008 that reduced the full cost pool.

Midstream Services - Operating income for the company’s midstream services segment was $43.4 million for the first nine months of 2008, compared to $6.4 million for the first nine months of 2007. The increase in operating income was primarily due to increased gathering revenues and an increase in the margin from gas marketing activities related to the Fayetteville Shale play, partially offset by increased operating costs and expenses.

E&P Operations Review

Southwestern invested a total of approximately $1.2 billion in its E&P program during the first nine months of 2008, compared to $1.1 billion in the first nine months of 2007. During the first nine months of 2008, the company participated in drilling 580 wells, 327 of which were successful, 7 were dry and 246 were still in progress at September 30, 2008.

Fayetteville Shale - As of September 30, 2008, Southwestern had drilled and completed a total of 722 operated wells in the Fayetteville Shale play, of which 652 were horizontal wells. Of the 652 horizontal wells, 604 wells have been fracture stimulated using slickwater or crosslinked gel fluids. The wells are located in eight counties in Arkansas.

At September 30, 2008, the company’s gross production rate from the Fayetteville Shale play was approximately 600 MMcf per day. The graph below provides gross production data from the company’s operated wells in the Fayetteville Shale play area. Restrictions related to the delayed completion of the Boardwalk Pipeline have constrained the

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company’s production from the Fayetteville Shale. The company is currently delaying completion of some wells until this takeaway issue is resolved.

Gross operated production of approx.
600 MMcf/d as of September 30, 2008
Gross Production (MMcf/d)
800
600
400
200
0
Jan-06
Jul-06
Jan-07
Jul-07
Jan-08
Jul-08

Results from the company’s drilling activities in the third quarter of 2008, plus the previous six quarters, are shown below. The company continues to improve its completion practices, as wells completed during the third quarter of 2008 averaged higher initial, 30th-day and 60th-day production rates ranging from 13% to 16% above results during the second quarter of 2008.

Time Frame	Wells Placed on Production	Average IP Rate (Mcf/d)	30th-Day Avg Rate (# of wells)	60th-Day Avg Rate (# of wells)	Average Lateral Length	Completion Method SW/XL/Hy-RHy
1st Qtr 2007	58	1,261	1,066 (58)	958 (58)	2,104	11/37/10
2nd Qtr 2007	46	1,497	1,254 (46)	1,034 (46)	2,512	24/12/10
3rd Qtr 2007	74	1,788	1,512 (72)	1,350 (71)	2,622	69/4/1
4th Qtr 2007	77	2,028	1,690 (77)	1,499 (76)	3,193	68/1/8
1st Qtr 2008	75	2,343	2,147 (75)	1,954 (74)	3,301	71/1/3
2nd Qtr 2008	83	2,541	2,155 (83)	1,893 (82)	3,562	83/0/0
3rd Qtr 2008	97	2,882	2,453 (82)	2,199 (50)	3,736	97/0/0

SW – Slickwater fluids

XL – Crosslinked gel fluids

Hy-RHy – Hybrid or Reverse Hybrid method (combination slickwater/crosslinked gel fluid system)

Note: Data excludes wells which were sold in May 2008.

During the third quarter, the company’s horizontal wells had an average completed well cost of $3.0 million per well, average horizontal lateral length of 3,736 feet and average time to drill to total depth of 12 days from re-entry to re-entry. This compares to an average completed well cost of $2.8 million per well, average horizontal lateral length of 3,562 feet and average time to drill to total depth of 14 days from re-entry to re-entry during the second quarter of 2008. As the company continues to drill wells with longer laterals in some of its pilot areas, the number of drilling days and well costs may increase. The company

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has 21 drilling rigs running in its Fayetteville Shale play area, 15 that are capable of drilling horizontal wells and 6 smaller rigs that are used to drill the vertical section of the wells.

In the first nine months of 2008, the company began to test closer perforation cluster spacing in its horizontal wells with positive results. Southwestern tested this technique on 132 of its wells and has seen a 20% to 25% improvement in early production over average initial production of wells on which the company did not utilize this technique. Southwestern estimates that ultimate recovery on these wells could be improved by a corresponding 20% to 25% and is currently planning to utilize this technique on all wells it plans to drill for the remainder of the year. Associated with this new completion technique and longer laterals, the company expects completed well costs to average approximately $3.1 million per well for the fourth quarter of 2008. Additionally, Southwestern is currently testing the downspacing of wells at approximately 60-acre spacing.

The graph below provides normalized average daily production data through September 30, 2008, for the company’s horizontal wells using slickwater and crosslinked gel fluids. The “dark blue” curve is for horizontal wells fracture stimulated with either slickwater or crosslinked gel fluid systems and excludes 28 wells which had significant mechanical issues that are negatively impacting the wells’ production performance. The “red curve” indicates results for the company’s wells with lateral lengths greater than 3,000 feet. The normalized production curves are intended to provide a qualitative indication of the company’s Fayetteville Shale wells’ performance and should not be used to estimate an individual well’s estimated ultimate recovery. The 1.5, 2.0 and 2.5 Bcf typecurves are shown solely for reference purposes and are not intended to be projections of the performance of the company’s wells.

Mcf/d
3000
2500
2000
1500
1000
500
0
2.5 Bcf Typecurve
2.0 Bcf Typecurve
1.5 Bcf Typecurve
Wells with Laterals > 3,000 Feet
All Wells
263 235 206 182 131 90 63 33 17 8 2 1 1
0 30 60 90 120 180 240 300 360 420 480 540 600 660 720 780 840 900 960 1020 1080
Days of Production
535 508 478 447 391 336 296 254 201 166 138 98 67 41 28 13 5 1 1

Notes: Data as of September 30, 2008.
Data excludes wells with mechanical problems (28).

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At September 30, 2008, the company held approximately 860,000 net acres in the Fayetteville Shale play area, including approximately 125,400 net acres held by conventional production in the traditional Fairway portion of the Arkoma Basin.

Conventional Arkoma Program - (Outside the Fayetteville Shale play area) Southwestern participated in drilling 61 wells in its conventional Arkoma Basin drilling program during the first nine months of 2008. Production from the company’s conventional Arkoma Basin drilling program was 18.6 Bcf for the first nine months of 2008, compared to 17.8 Bcf for the first nine months of 2007.

East Texas - Southwestern participated in drilling 35 wells in East Texas during the first nine months of 2008, 14 of which were James Lime horizontal wells. Production from the company’s East Texas properties was 24.1 Bcfe for the first nine months of 2008, up from 22.7 Bcfe for the first nine months of 2007.

At September 30, 2008, Southwestern held approximately 102,000 gross acres in its Angelina River Trend area, which consists of several separate development areas located primarily in four different counties in East Texas where the company is targeting the Pettet, Travis Peak and James Lime formations. The company drilled 26 wells in the Angelina River Trend area during the first nine months of 2008, all of which were either productive or in progress at September 30, 2008. Southwestern is currently focusing its drilling activity in this area on the James Lime formation where it has 12 operated wells on production which had average gross initial production rates of 9.0 MMcf per day. Southwestern’s current net production from the James Lime is approximately 21.2 MMcf per day, including production from 5 outside-operated wells.

As previously announced, the company has signed a 50/50 joint venture agreement with a private company to drill two wells targeting the Haynesville/Bossier Shale intervals in Shelby and San Augustine Counties, Texas. The first vertical well is drilling and is expected to reach total depth by the end of the fourth quarter.

New Ventures - Southwestern currently has approximately 110,000 net acres in Pennsylvania under which it believes the Marcellus Shale is prospective. The company has drilled its first four wells on its acreage in Bradford and Susquehanna Counties, of which two have been tested, one is waiting on completion and the other, the company’s first horizontal well, has reached total depth and is expected to be completed in the fourth quarter.

Explanation and Reconciliation of Non-GAAP Financial Measures

Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Net cash provided by operating activities before

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changes in operating assets and liabilities should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with generally accepted accounting principles. The table below reconciles net cash provided by operating activities before changes in operating assets and liabilities with net cash provided by operating activities as derived from the company's financial information.

	3 Months Ended September 30,		9 Months Ended September 30,
	2008	2007	2008	2007
	(in thousands)

Net cash provided by operating activities before changes in operating assets and liabilities	$312,139	$157,720	$884,086	$446,906
Add back (deduct):
Change in operating assets and liabilities	66,316	19,080	82,621	(11,888)

Net cash provided by operating activities	$378,455	$176,800	$966,707	$435,018

Southwestern will host a teleconference call on Friday, October 31 at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss the company’s third quarter 2008 financial and operating results. The toll-free number to call is 1-888-256-9154 and the confirmation number is 5031400. The teleconference can also be heard live on the Internet at http://www.swn.com.

Southwestern Energy Company is an integrated company whose wholly-owned subsidiaries are engaged in oil and gas exploration and production, natural gas gathering and marketing. Additional information on the company can be found on the Internet at http://www.swn.com.

Contacts:

Greg D. Kerley

Brad D. Sylvester, CFA

Executive Vice President

Manager, Investor Relations

and Chief Financial Officer

            (281) 618-4897

(281) 618-4803

All statements, other than historical financial information, may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements that address activities, outcomes and other matters that should or may occur in the future, including, without limitation, statements regarding the financial position, business strategy, production and reserve growth and other plans and objectives for the company’s future operations, are forward-looking statements. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. The company has no obligation and makes no undertaking to publicly update or revise any forward-looking statements. You should not place undue reliance on forward-looking statements. They are subject to known and unknown risks, uncertainties and other factors that may affect the company’s operations, markets, products, services and prices and cause its actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with forward-looking statements, risks, uncertainties and factors that could cause the company’s actual results to differ materially from those indicated in any forward-

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looking statement include, but are not limited to: the timing and extent of changes in market conditions and prices for natural gas and oil (including regional basis differentials); the company’s ability to transport its production to the most favorable markets or at all; the timing and extent of the company’s success in discovering, developing, producing and estimating reserves; the economic viability of, and the company’s success in drilling, the company’s large acreage position in the Fayetteville Shale play, overall as well as relative to other productive shale gas plays; the company’s ability to fund the company’s planned capital investments; the company’s ability to determine the most effective and economic fracture stimulation for the Fayetteville Shale formation; the impact of federal, state and local government regulation, including any increase in severance taxes; the costs and availability of oil field personnel services and drilling supplies, raw materials, and equipment and services; the company’s future property acquisition or divestiture activities; increased competition; the financial impact of accounting regulations and critical accounting policies; the comparative cost of alternative fuels; conditions in capital markets, changes in interest rates and the ability of the company’s lenders to provide it with funds as agreed; credit risk relating to the risk of loss as a result of non-performance by the company’s counterparties and any other factors listed in the reports the company has filed and may file with the Securities and Exchange Commission (SEC). For additional information with respect to certain of these and other factors, see the reports filed by the company with the SEC. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial Summary Follows

# # #

OPERATING STATISTICS (Unaudited)			Page 1 of 5
Southwestern Energy Company and Subsidiaries

	Three Months		Nine Months
Periods Ended September 30	2008	2007	2008	2007

Exploration & Production
Production
Gas production (MMcf)	52,375	29,145	134,892	75,879
Oil production (MBbls)	76	139	345	472
Total equivalent production (MMcfe)	52,832	29,982	136,964	78,714
Commodity Prices
Average gas price per Mcf, including hedges	$ 8.56	$ 6.66	$ 8.19	$ 6.75
Average gas price per Mcf, excluding hedges	$ 8.82	$ 5.49	$ 8.83	$ 6.13
Average oil price per Bbl	$ 125.33	$ 72.52	$ 112.37	$ 62.58
Operating Expenses per Mcfe
Lease operating expenses	$ 0.96	$ 0.67	$ 0.90	$ 0.71
General & administrative expenses	$ 0.33	$ 0.46	$ 0.38	$ 0.47
Taxes, other than income taxes	$ 0.15	$ 0.11	$ 0.15	$ 0.19
Full cost pool amortization	$ 1.86	$ 2.56	$ 2.03	$ 2.41

Midstream
Gas volumes marketed (Bcf)	71.6	40.2	181.2	99.5
Gas volumes gathered (Bcf)	64.6	22.3	153.0	48.5

STATEMENTS OF OPERATIONS (Unaudited)			Page 2 of 5
Southwestern Energy Company and Subsidiaries
	Three Months		Nine Months
Periods Ended September 30	2008	2007	2008	2007
	(in thousands, except share/per share amounts)
Operating Revenues
Gas sales	$ 431,019	$ 201,095	$ 1,160,569	$ 596,798
Gas marketing	229,568	81,361	574,866	208,916
Oil sales	9,565	10,113	38,816	29,566
Gas gathering	12,662	3,438	30,134	6,281
Transportation and other	185	1,615	7,090	10,795
	682,999	297,622	1,811,475	852,356
Operating Costs and Expenses
Gas purchases – midstream services	225,149	78,588	560,490	201,293
Gas purchases – gas distribution	—	2,063	61,439	57,471
Operating expenses	23,877	21,562	77,903	62,084
General and administrative expenses	21,055	20,099	70,536	54,782
Depreciation, depletion and amortization	105,230	81,426	300,478	203,646
Taxes, other than income taxes	8,648	4,431	24,793	17,862
	383,959	208,169	1,095,639	597,138
Operating Income	299,040	89,453	715,836	255,218
Interest Expense
Interest on long-term debt	14,205	10,695	46,950	22,204
Other interest charges	482	173	1,749	1,099
Interest capitalized	(8,109)	(3,604)	(21,595)	(9,575)
	6,578	7,264	27,104	13,728
Other Income (Loss)	2,354	83	2,530	(21)
Gain on Sale of Utility Assets	57,264	—	57,264	—
Income Before Income Taxes and Minority Interest	352,080	82,272	748,526	241,469
Minority Interest in Partnership	(197)	(79)	(547)	(273)
Income Before Income Taxes	351,883	82,193	747,979	241,196
Provision for Income Taxes
Current	61,000	—	107,500	—
Deferred	72,715	31,233	176,732	91,654
	133,715	31,233	284,232	91,654
Net Income	$ 218,168	$ 50,960	$ 463,747	$ 149,542
Earnings Per Share (1)
Basic	$ 0.64	$ 0.15	$ 1.36	$ 0.44
Diluted	$ 0.63	$ 0.15	$ 1.34	$ 0.43
Weighted Average Common Shares Outstanding (1)
Basic	342,312,845	339,591,040	341,595,957	338,584,608
Diluted	346,712,565	345,088,224	346,459,853	344,726,838

(1) 2007 restated to reflect the two-for-one stock split effected on March 25, 2008.

BALANCE SHEETS (Unaudited)	Page 3 of 5
Southwestern Energy Company and Subsidiaries

September 30	2008	2007
	(in thousands)
ASSETS

Current Assets	$ 889,617	$ 311,153
Property, Plant and Equipment, at cost	4,844,090	4,172,838
Less: Accumulated depreciation, depletion and amortization	1,499,632	1,225,527
	3,344,458	2,947,311
Other Assets	129,931	34,665
	$ 4,364,006	$ 3,293,129

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities	$ 732,845	$ 429,510
Long-Term Debt	674,800	730,300
Deferred Income Taxes	635,604	459,525
Long-Term Hedging Liability	49,467	7,915
Other Liabilities	39,930	44,453
Commitments and Contingencies
Minority Interest in Partnership	10,608	10,912
Stockholders’ Equity
Common stock, $.01 par value; authorized 540,000,000 shares, issued 343,182,556 shares in 2008 and 340,614,666 in 2007 (1)	3,432	3,406
Additional paid-in capital (1)	807,019	766,609
Retained earnings	1,345,778	810,399
Accumulated other comprehensive income	69,255	34,752
Common stock in treasury, 224,807 shares in 2008 and 222,324 in 2007 (1)	(4,732)	(4,652)
	2,220,752	1,610,514
	$ 4,364,006	$ 3,293,129

 (1) 2007 restated to reflect the two-for-one stock split effected on March 25, 2008.

STATEMENTS OF CASH FLOWS (Unaudited)	Page 4 of 5
Southwestern Energy Company and Subsidiaries
	Nine Months
Periods Ended September 30	2008		2007
	(in thousands)
Cash Flows From Operating Activities
Net income	$ 463,747		$ 149,542
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	301,801		204,662
Deferred income taxes	176,732		91,654
Gain on sale of utility assets	(57,264)		—
Unrealized gain on derivatives	(5,956)		(2,669)
Stock-based compensation expense	5,379		3,839
Gain on sale of property, plant and equipment	(392)		—
Minority interest in partnership	39		(122)
Change in assets and liabilities	82,621		(11,888)
Net cash provided by operating activities	966,707		435,018

Cash Flows From Investing Activities
Capital investments	(1,287,324)		(1,139,946)
Proceeds from sale of property, plant and equipment	732,924		5,777
Net proceeds from sale of utility assets	213,721		—
Other items	(816)		383
Net cash used in investing activities	(341,495)		(1,133,786)

Cash Flows From Financing Activities
Debt retirement	(600)		(600)
Payments on revolving long-term debt	(1,843,600)		(628,050)
Borrowings under revolving long-term debt	1,001,400		1,222,350
Proceeds from issuance of long-term debt	600,000		—
Debt issuance costs and revolving credit facility costs	(8,895)		(1,275)
Excess tax benefit for stock-based compensation	42,197		17,858
Change in bank drafts outstanding	5,402		42,013
Proceeds from exercise of common stock options	3,240		4,160
Net cash provided by (used in) financing activities	(200,856)		656,456

Increase (decrease) in cash and cash equivalents	424,356		(42,312)
Cash and cash equivalents at beginning of year	1,832	(1)	42,927
Cash and cash equivalents at end of period	$ 426,188		$ 615

(1) Cash and cash equivalents for 2008 at the beginning of the year includes amounts classified as “held for sale.”

SEGMENT INFORMATION (Unaudited)				Page 5 of 5
Southwestern Energy Company and Subsidiaries

	Exploration		Natural Gas
	&	Midstream	Distribution
	Production	Services	& Other	Eliminations	Total
	(in thousands)
Quarter Ending September 30, 2008

Revenues	$ 458,173	$ 683,171	$ 234	$ (458,579)	$ 682,999
Gas purchases	—	645,701	—	(420,552)	225,149
Operating expenses	50,604	11,186	—	(37,913)	23,877
General & administrative expenses	17,216	3,944	9	(114)	21,055
Depreciation, depletion & amortization	102,015	3,179	36	—	105,230
Taxes, other than income taxes	7,731	907	10	—	8,648
Operating Income	$ 280,607	$ 18,254	$ 179	$ —	$ 299,040

Capital Investments (1)	$ 415,690	$ 54,222	$ 1,709	$ —	$ 471,621

Quarter Ending September 30, 2007

Revenues	$ 204,130	$ 239,027	$ 17,366	$ (162,901)	$ 297,622
Gas purchases	—	226,209	7,557	(153,115)	80,651
Operating expenses	19,938	4,782	6,489	(9,647)	21,562
General & administrative expenses	13,693	2,140	4,405	(139)	20,099
Depreciation, depletion & amortization	78,279	1,505	1,642	—	81,426
Taxes, other than income taxes	3,364	313	754	—	4,431
Operating Income (Loss)	$ 88,856	$ 4,078	$ (3,481)	$ —	$ 89,453

Capital Investments (1)	$ 381,099	$ 31,115	$ 4,386	$ —	$ 416,600

Nine Months Ending September 30, 2008

Revenues	$ 1,147,915	$ 1,728,254	$ 118,168	$(1,182,862)	$ 1,811,475
Gas purchases	—	1,638,127	79,120	(1,095,318)	621,929
Operating expenses	123,817	27,088	14,139	(87,141)	77,903
General & administrative expenses	52,147	10,070	8,722	(403)	70,536
Depreciation, depletion & amortization	289,352	7,586	3,540	—	300,478
Taxes, other than income taxes	21,196	1,966	1,631	—	24,793
Operating Income	$ 661,403	$ 43,417	$ 11,016	$ —	$ 715,836

Capital Investments (1)	$ 1,155,025	$ 133,545	$ 8,451	$ —	$ 1,297,021

Nine Months Ending September 30, 2007

Revenues	$ 547,189	$ 651,283	$ 122,189	$ (468,305)	$ 852,356
Gas purchases	—	622,109	77,960	(441,305)	258,764
Operating expenses	55,734	13,140	19,783	(26,573)	62,084
General & administrative expenses	36,761	5,668	12,780	(427)	54,782
Depreciation, depletion & amortization	195,392	3,291	4,963	—	203,646
Taxes, other than income taxes	14,784	676	2,402	—	17,862
Operating Income	$ 244,518	$ 6,399	$ 4,301	$ —	$ 255,218

Capital Investments (1)	$ 1,051,422	$ 76,395	$ 12,877	$ —	$ 1,140,694

(1)  Capital investments include a reduction of $3.0 million and an increase of $7.0 million for the three- and nine-month periods ended September 30, 2008, respectively, and reductions of $20.2 million and $2.5 million for the three- and nine-month periods ended September 30, 2007, respectively, relating to the change in accrued expenditures between periods.